[iGo Logo Here]
Mobile Technolgy Outfitter(TM)


October 11, 2000


Gary Bale
5908 Davenhill Court
Plano, TX 75093

Dear Gary:

iGo Corporation (formerly 1-800-Batteries) is pleased to offer you the position of Senior Vice President, General Merchandise Manager, with a start date to be determined. This letter embodies all of the terms of our offer of employment to you and is contingent upon the satisfactory completion of a pre-employment drug screen and background checks.

Your compensation will be $7,291.66 semi-monthly ($175,000.00 annually) with pay periods twice a month. You will also be eligible for a bonus of up to 35% of your annual salary, paid quarterly, 50% of bonus will be tied to individual performance (goals mutually agreed upon) and 50% to overall company P&L. Additionally, you will be awarded 100,000 iGo Corporation shares. The shares vest 25% on the first anniversary date of your employment and monthly thereafter. Acceleration subject to the attached agreement in the event of a change in control. Relocation will be $70,000.00, $10,000.00 paid now, $40,000.00 upon relocation of entire family/house to the Reno, Nevada metropolitan area and $20,000.00 paid in April 2001. This relocation amount shall be used for all temporary housing expenses, flight expense, except the Thanksgiving round trip, and costs incurred on the sale of your existing residence. In addition, iGo will reimburse actual moving expenses of household and personal belongings from Texas to Reno. This includes packing of household and personal items and moving two vehicles. In the event you are terminated without cause the company will pay you three (3) months severance. You will report to Mick Delargy, Chief Operations Officer, and work at our facility located at 9393 Gateway Drive, Reno, NV 89511.

Due to the competitive nature of our industry and our firm commitment to becoming number one, iGo has set an extremely high standard for the employees we recruit. Therefore, we will perform performance evaluations annually to coincide with anniversary dates.

A summary of our benefits are as follows:

         o STOCK OPTIONS: 100,000 post split shares at the then current market value with a 4 year vesting schedule, 25% per year.

         o PERSONAL TIME OFF (PTO): 80 hours annually. You will be eligible to begin utilizing your PTO after 90 days of employment.

         o HEALTH BENEFITS: Full medical, dental and vision benefits. You will be eligible for coverage on your 91st day of employment.

         o 401(K) PLAN: Eligible the first day following your 90-day introductory. Open enrollment is held quarterly.

As a team member, you will be expected to abide by company rules and regulations. This employment offer is contingent upon your agreement to the following items. You will be specifically required to:

         1.       Successfully pass our reference checking process.
         2. Pass a pre-placement drug test and sign a Drug Policy Acknowledgement form.
         3. Sign an I-9 Employment Eligibility Verification and present required identification confirming your right to work in the United States. This must be completed no later than three (3) days after your employment begins.
         4. Sign an Employment, Confidential Information, Invention Assignment, and Arbitration Agreement.

It is the goal of iGo to provide a positive, supportive work environment and a solid economic foundation upon which all employees may build a future. However, the Company is also cognizant that personnel changes are sometimes initiated by employees and management alike. In this regard, Employment at iGo is At Will. As a iGo team member, you may terminate employment at any time and for any reason whatsoever. Similarly, iGo may terminate your employment at any time for any reason whatsoever, with or without cause. This mutual employment arrangement supersedes all our prior written or oral communication with you and can only be modified by written agreement signed by the Chief Executive Officer or Chief Financial Officer of iGo. You should understand, iGo may change your responsibilities, duties, supervisor, work hours, work location and benefits programs from time to time, at its discretion, with or without notice.

If you wish to accept employment at iGo under the terms set out above, please sign and date this letter and return them to me no later than October 16, 2000.

Gary, we are looking forward to having you as a part of the iGo team and have a keen interest in developing a successful working relationship with you. Please review the terms of this offer and the At Will employment relationship as an indicator that we are extremely thorough in our quest to hire and employ only the most qualified team members. We look forward to your affirmative response and to a productive and exciting working relationship. If you have any questions or need further information please do not hesitate to contact me.


Sincerely,

/s/ Debbie Moberly

Debbie Moberly
Director of Human Resources


I agree, by signing below, that iGo has made no promises other than what is outlined in this letter. It contains the entire offer the Company is making to me. I, hereby accept this offer and intend to begin my employment on October 23, 2000.

Terms Approved and Accepted:                /s/ Gary Bale
                                    -------------------------------
                                    Signature

                                            Gary Bale
                                    -------------------------------
                                    Name

                                            October 19, 2000
                                    -------------------------------
                                    Date